Diodes Third Quarter 2006 Conference Call

Participants: Dr. Keh-Shew Lu, Carl Wertz, Mark King and Richard White

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Introduction: Crocker Coulson, CCG

Good afternoon and welcome to Diodes' third quarter 2006 earnings conference call.

With us today are Diodes' President and CEO, Dr. Keh-Shew Lu, and Chief Financial Officer, Carl Wertz, Mark King, Sr. VP of Sales and Marketing, and Sr. Vice President-Finance, Richard White.

Before I turn the call over to Dr. Lu, may I remind our listeners that in this call, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company's filings with the Securities & Exchange Commission.


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In addition, any projections as to the Company's future performance represent management's estimates as of today November 1, 2006. Diodes assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the investor relations section of Diodes' website at www.diodes.com.

And now it's my pleasure to turn the call over Diodes' CEO, Dr. Keh-Shew Lu.


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Dr. Keh-Shew Lu, CEO of Diodes

Thank you, Crocker.

Welcome everyone, and thank you for joining us today.

I am very pleased to report another quarter of solid performance. In the third quarter of 2006 Diodes achieved record top- and bottom-line results, as we continued to outperform the semiconductor industry.

Our strategy, announced last year, to expand our discrete business into adjacent technologies has exceeded our expectations, and our new linear products are already making a strong contribution to the organic growth of Diodes revenues and profits.

Here are Q3 earnings highlights:

o Revenues increased 71% year-over-year and almost 12% sequentially to a record $93 million.

o     Gross profit increased 63% year-over-year and nearly 12% sequentially.

o GAAP net income also increased almost 12% sequentially to $12.7 million, or $0.45 per share, compared to $0.41 in 2Q06

o Pro forma net income increased 69% year-over-year to a record $14.2 million, or $0.49 per share.


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These outstanding numbers are the result of strong demand for our next generation discrete products and excellent customer acceptance of our standard linear products. We are very pleased with the results from the Anachip acquisition, and we continue to see excellent cross-selling opportunities across our combined customer base. We also expect to increase our analog margins as we internalize more of Anachip's products into our world-class packaging facilities.

We continue to make solid progress in the execution of our business strategy of pursuing profitable growth through customer driven innovation;

We are accomplishing this by:

First, our focus on R&D for next-generation technologies: For example, recently, we launched the AH180 product platform, a new generation of low-voltage Hall Sensor switches. The AH180 size and power consumption performance make it a perfect fit to a wide range of applications in the fast growing portable consumer electronics market.

Second, we launched 35 products from 9 product families in the third quarter and sales from new products approached 30% of total revenues, as we continued to capitalize on our strengths in next-generation multi-chip solutions.


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Third, we further strengthened our technology footprint with the acquisition of
APD Semiconductors. The announced APD acquisition provides Diodes with access to advanced technologies in the discrete semiconductor market that will allow us to offer a superior product in respect to both cost and performance.

Finally, our $230 million convertible bond provides us with tremendous financial flexibility to pursue additional corporate growth opportunities, including acquisitions, to accelerate our profitable growth.

Our balance sheet continued to be very strong in Q3. At quarter-end, Diodes had $109 million in cash, $159 million in working capital, and $3.7 million in long term debt. As of October 5th, our convertible bond issue added to an already strong balance sheet to enable us to continue on our growth path, both through organic growth and through acquisitions.

We see a range of opportunities that fit within our strategic product focus and could leverage our strengths in manufacturing and distribution.


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Recognition by leading business publications re-affirmed our strategic direction as well as solid execution. For the third consecutive year, Diodes was selected for Forbes' "The 200 Best Small Companies".

Thus, as we head into the fourth quarter with strong financials and recently strengthened management team, we are confident Diodes will continue to execute well on its strategy of innovation and profitable growth.

With that, I'm going to turn the call over to Carl to discuss our financial results in more detail.


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Q3 2006 Financials: Carl Wertz

Thanks, Dr. Lu, and good afternoon everyone.

As Dr. Lu mentioned, Diodes again achieved record financial results in the third quarter of 2006.

As Diodes built on our leadership position in the discrete semiconductor industry and continued our successful expansion into the analog market, our third quarter revenue and profits increased considerably, both on a sequential and year-over-year basis, setting new records for Diodes.

      o Revenues for the third quarter were $92.6 million, an increase of 70.8% from the third quarter of 2005. On a sequential basis our revenues grew 11.9%. New product sales advanced to a record 29.7% of revenue, compared to 24.9% in the previous quarter.

      o Gross profit for the third quarter increased 62.6% to $30.7 million, compared to the same period last year. This increase in gross profit was primarily due to increased sales volume. Gross margin at 33.2% was comparable sequentially, as we slowed the migration of our analog production to our in-house packaging facilities due to strong product demand and high capacity utilization during the quarter, which had been at full capacity all quarter. We expect to increase the process of migration over the course of 2007, balancing potential margin improvement with capacity utilization.


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      o     Selling, General & Administrative expenses for the quarter were
            $11.8 million at 12.8% of revenue, versus $7.6 million and 14.0% of revenue in the comparable quarter last year. Included in third quarter SG&A was $1.4 million in non-cash, stock option compensation as per FAS-123R.

      For comparable purposes, excluding the stock option compensation, SG&A for the third quarter of 2006 would have improved further to 11.3% of sales compared to 14.0% last year. In the press release we have included a table to reconcile the impact of stock option compensation expense to reported results.

      o Research and development was $1.9 million, or 2.1% of revenue, compared to $940,000, or 1.7% of revenue, in the third quarter of 2005. We continue to put the resources in place to drive new product development across discrete and analog devices and to bolster our new product pipeline as evidenced by the APD acquisition.


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      o     Depreciation was $4.4 million for the quarter and $14.1 million year-to-date.

      o     EBITDA for the quarter was $19.4 million and $52.9 million YTD.

      o Our effective income tax rate in the third quarter was 19.7%, comparable to the 19.8% for the previous quarter, and 15.7% for the same period last year. Our higher effective tax rate was the result of greater income in the U.S. at higher tax rates. Going forward, we anticipate our tax rate to be comparable to the third quarter.

      o Pro forma net income, which excludes $1.4 million net stock option expense, for the third quarter increased 68.7% year-over-year to $14.2 million, or 49 1/2 cents per share, compared to $8.4 million, or $0.34 per share, last year, a 44% improvement. Sequentially, pro forma net income increased 10.1% from 2Q06.


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      o     GAAP net income increased 11.4% sequentially to $12.8 million, or
            $0.45 per share, up from $11.4 million, or $0.41, in the second quarter this year. Year-over-year, GAAP net income increased 52.3%.

      o In the quarter, we made a one-time adjustment to correct for prior year accounting treatment related to an overstatement of operating expense for restricted stock awards, and an understatement of other expense for intercompany currency losses. The combined one-time tax-adjusted decrease to net income for the quarter was approximately $650,000, equivalent to $0.02 per share.

      o Cash flow from operations for the year was $46.0 million, a 23% increase compared to $37.3 million for the same period last year.

      o Turning to the balance sheet, as of September 30, 2006 we had $109 million in total cash and short-term investments and $150 million in working capital, with only $3.7 million in long-term term debt.


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      o     On October 5, we issued $230 million in aggregate principal convertible senior notes due on October 1, 2026. The notes will pay interest semiannually at a rate of 2.25% per year. The notes have an approximately 40% conversion premium, and with any future conversion redeemable into cash and/or shares of common stock at the Company's preference.

At current market rates, the pre-tax net investment interest income on the proceeds of the bond offering is projected to be approximately 5 to 5.5 million dollars per year. We expect this transaction to be accretive to EPS given the current short-term interest rate environment and we intend to use the net proceeds from this offering primarily for acquisitions.

o Our total debt to equity ratio prior to the convertible transaction was 32% for the third quarter, while our total debt to assets was 24%.

o Inventories ended the third quarter at $46 million, with inventory turns slightly improved at 67 days compared to 70 the previous quarter.

o Accounts receivable days were 73 in the third quarter compared to 68 days in the prior quarter. We continue to experience some pressure to extend terms, especially in Asia and Europe.


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o     Capital expenditures for the current quarter were $4.9 million and $32.4 million year to date, slightly ahead of our 10-12% full-year estimate, but at the mid-point of our range when excluding the $6 million building purchase in Taiwan.

o Recently we announced the planned acquisition of APD Semiconductors for $8 million, plus a potential earn-out. The purchase price includes patents, technology, trademarks and working capital. This acquisition is aligned with our strategy of strengthening Diodes' technology leadership in the discrete semiconductor market and expanding our product capabilities across important segments of our end-markets.

APD is in its infancy stage and is expected to reach annual revenues of approximately $2 million in 2006, and the transaction is expected to be accretive to Diodes' 2007 profits. We project APD 2007 revenues to exceed the purchase price. We expect APD product to be a significant growth driver going forward.


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As to our Outlook...

Coming off our 6th consecutive quarter of record revenue performance, including our 11.9% sequential growth this quarter, and based on our book-to-bill ratio at parity, we currently expect to see market share gains with sequential revenue growth in the 1 to 3% range in Q4.

We expect gross margin percentage for the fourth quarter to be comparable with Q3. Over time, as we continue to introduce new products, and internalize packaging of our analog products, we expect to see gradual expansion in our gross margins.

We feel confident that 2006 continues to be another year of exceptional growth for Diodes as we continue to focus on innovation and profitable growth, while fully leveraging the synergies created by the Anachip and APD acquisitions.


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With that said, I'm now going to turn the discussion over to Mark King, our Sr.
VP of Sales and Marketing. Mark will discuss our new products, market opportunities, and give you a view of the direction of the general marketplace.


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Markets and Growth Strategies - Mark King

Thanks, Carl and good afternoon everyone.

In the third quarter, Diodes marketing and sales activity included record sales, multiple design wins, an aggressive new product launch schedule, and strong new product revenues generated by both internal development and the Anachip acquisition. Our expanded product offering, broader customer base and deeper relationships have resulted into cross-selling opportunities that exceeded our positive expectations so far.

We made great progress during Q3 in executing our new product road map, including new products in the discrete, analog and power management categories. Sales of new products reached a record 29.7% of total sales.

During the quarter, we launched 35 new products from 9 product families. More recently, we launched the AH180, a Micro-Power Omnipolar Hall-Effect Sensor switch product family. This Hall Sensor is designed to fill the growing demand for lower power, and higher sensitivity required in today's portable contact-less applications.


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Currently, three packages are offered for the AH180 with our sub- miniature DFN package as one of the smallest omnipolar switches in the market today.

To meet application and specific customer requirements, Diodes' superior packaging capability allows for design and production of new DFN package options under fast turnaround. Such flexibility, together with the exceptional power consumption performance, makes the AH180 a perfect fit for a wide range of end-user applications.

Ideally suited for lid-position sensing in mobile flip-phones, including the latest razor-thin multimedia 3G mobile handsets, this sensor is also optimized for use in portable media players, handheld gaming devices, notebook PCs, and industrial metering, and positions us in some of the fastest growing end-user markets.

In addition, through the APD acquisition, we have added to our product portfolio patented and trademarked Super Barrier RectifierTM technology. The Super Barrier RectifierTM allows for growth into new high performance market opportunities, and is a natural fit with Diodes' product technology platform. This acquisition strengthens our leadership in high-efficiency rectifiers and we are very excited about the ways we can capitalize on these technologies to deliver next generation discrete devices across a number of high-volume applications.


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Geographic Breakout

Market share for Diodes' discrete products reached all time highs in the third quarter, driven by gains in all regions.

Asia had very strong revenue growth during the quarter, up 16% sequentially and represented 73% of total revenues. Sales were better then expected across all market segments, with emphasis on digital audio player, notebook computers, motherboard, LCD TV and monitors, DC Fan and wireless LAN.

During the quarter, we experienced strong growth in both our discrete and analog product lines, as we took advantage of cross selling opportunities from the Anachip combination. Even though Anachip had relationships with many key Asian accounts prior to the acquisition, both product lines have captured additional market share subsequent to the acquisition.


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North America

North America contributed 24% of sales in the quarter driven by strong OEM demand. Distributor POP was down sequentially while distributor point of sales again reached record highs. Set-top box demand for Q3 increased with the introduction of new designs. The newer platforms contained increased Diodes product-content including new Analog designs.

Sales for accounts designed in North America and built in Asia remained strong.

Design activity remained brisk with 91 new parts at 26 customers, including 5 power IC's. There is strong interest in our performance packages such as PowerDI-123, PowerDI-323, and an increased design activity on our DFN line as well as our array lines.

Distributor inventory has remained in line with the increase in sales.

Wafer sales increased 24% sequentially, and our wafer average selling price was up 2.5%. ASP for discrete components was down slightly this quarter.


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In Europe...

We continued to make progress, and despite a summer holiday induced 12% sequential decline, revenues were up 103% from last year. This region contributed 3% of sales. We were pleased with our progress building customer relationships during the quarter, as we had design wins and initial orders at more than 10 accounts. We continue to make in-roads into our expanded distributor network and expect this region to continue to be a growth driver going forward.

Moving to Market Segments...

For the third quarter, our segment breakout was: 38% consumer, 35% computer and peripherals, 13% telecom, 12% industrial, and 2% automotive.

Now I'll go into Design Wins...

Design activity remained strong through Q3. We had multiple design wins at over 50 accounts world-wide, and from a broad list of end-equipments. We are winning analog and hall sensor designs in our traditional accounts, and winning discrete designs at original Anachip customers. The synergies between the product lines have resulted in attractive cross selling opportunities, as we have more to offer our customers.


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Most notable wins include:

o     DFN win in recent digital audio player and new mobile handset

o     PowerDI(TM)-323 win in a smart phone.

o PowerDI(TM)-123 wins in LCD module, DC to DC converters, white goods and portable POS.

o Array wins in satellite radio, digital audio player, DC to DC converters, and a stun gun application.

Notable wins on the Analog side include:

o Switcher wins in multiple LCD-TV and power supply, as well as wireless router.

o     USB Switch wins in 2 different set-top-box applications

o Low drop-out regulator wins in Combo-DVD, ADSL and Cable modem, LCD-TV, Voice-Over-IP, and satellite set-top box.

And finally:

o     Hall Effect IC wins in 2 DC fan, and 2 different DC motor applications.


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The bottom line is that we now have a broader product offering which helps us build deeper relationships with our customers. Our discrete product lines complement the power management product lines at Anachip, and the result is synergistic growth that should persist well into the future.

In Summary...

We are very pleased with our record third quarter results. Overall, Diodes made excellent progress in implementing its strategy of innovation and profitable growth, as evidenced by record financial results, multiple design wins, and best-in-class product launches, and recognition by top business publications. We are confident of continued success going forward.

In the discrete market, we believe that we are well positioned with innovative products that satisfy the increasing demand for portability and miniaturization, from the computing and consumer electronics markets.

The acquisition of APD further strengthens our product portfolio and we continue to actively look for additional acquisition opportunities that will enhance our product portfolio, manufacturing strengths, and customer base.


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We see dynamic growth and innovation for Diodes going forward, that will continue to add to shareholder value.

With that, let's open the floor to questions. Operator?


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